Exhibit 10.3

[***] Certain information has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv) from this Document because it is both not material and is the type that the registrant treats as private or confidential.

ASSET TRANSFER AGREEMENT

This Asset Transfer Agreement (this “Agreement”) is entered into as of February 7, 2025 (the “Effective Date”), by and among:

a.	Oramed Pharmaceuticals Inc., a NASDAQ listed company (Nasdaq: ORMP) incorporated and existing under the laws of the State of Delaware, the U.S., with company number 4951722 and primary business address at 1185 Avenue of the Americas, Third Floor, New York, NY, USA (“Oramed Pharma”);

b.	Oramed Ltd., a private company incorporated and existing under the laws of the State of Israel with company number 513976712 and its primary business address at 20 Mamilla St., Jerusalem, Israel (“Oramed Ltd.”);

(Oramed Pharma and Oramed Ltd. collectively, “Oramed”)

c.	Oramed NewCo, Inc., a company incorporated and existing under the laws of the State of Nevada with Nevada Business Identification number NV20243151449 and its registered office at 716 N. Carson St. #B, Carson City, NV 89701 (c/o Capitol Corporate Services, Inc.) (the “Company”).

Each of the parties under the above items (a) through (c) shall be referred to herein as a “Party” and together as the “Parties”.

Whereas, Hefei Tianhui Biotech Co., Ltd., a limited liability company incorporated and existing under the laws of the People’ s Republic of China and registered with its registered address at No. 199 Fanhua Road Hefei Economic & Technological Development Area, Hefei, Anhui, PRC (“HTIT Biotech”), Technowl Limited, a private company limited by shares incorporated and existing under the laws of Hong Kong with company registration number 3336333 and its registered office at Room 1002, 10/F, Carnival Commercial Building, 18 Java Road, North Point, Hong Kong, a wholly-owned indirect subsidiary of HTIT Biotech (“HTIT Sub”, and together with HTIT Biotech, “HTIT”), Oramed Pharma and Oramed Ltd., entered into a Joint Venture Agreement dated January 22, 2024, as amended and supplemented by that certain Ancillary Agreement Completion Protocol and Supplemental Agreement dated as of February 7, 2025 (“Supplemental Agreement”), for the purpose of forming a joint venture company relating to the funding, development, production, marketing, and distribution of the Products all as described in greater detail therein (“Joint Venture Agreement”); and

Whereas, the Company has been incorporated by Oramed Pharma as the joint venture company under the JVA; and

Whereas, Oramed desires to transfer to the Company all its rights, titles, and interests in the Transferred Assets (as defined herein), as part of its capital contribution to be made to the Company, in consideration for the issuance to Oramed of Shares in the Company; and

Whereas, the Company desires to accept the transfer from Oramed of the foregoing rights, titles and interests and the Company desires to issue equity to Oramed as consideration for such transfer, all in accordance with the terms set forth herein; and

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Definition.

1.1	In this Agreement, the following capitalized terms shall have the definitions as follows, or as otherwise given in the provisions hereunder and/or under the Joint Venture Agreement and the Supplemental Agreement:

1.1.1	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

1.1.2	“Affiliate” shall have the meaning given in the Joint Venture Agreement, provided that the Company and its Subsidiaries shall not be deemed as the Affiliates of HTIT and HTIT and its Affiliates shall not be deemed as the Affiliates of the Company for purposes of this Agreement.

1.1.3	“Ancillary Documents” means the Notification Letter(s), the Entera Assignment Agreement and the Novation Agreement and Release to be issued or entered into by Oramed, the Company and/or the relevant Third Party (as appropriate) and delivered at Asset Transfer Closing.

1.1.4	“Applicable Law” means any applicable federal, state, national, provincial, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Governmental Authority, including any rules promulgated by a stock exchange or regulatory body.

1.1.5	“Asset Transfer Closing” shall have the meaning given to it under Section 8.1. “Asset Transfer Closing Date” means the date on which the Asset Transfer Closing take places.

1.1.6	“Business Contracts” means those contracts, arrangements, agreements, engagements, licenses, purchase orders, customer orders and/or other commitments in relation to the Transferred Business to which Oramed and/or any of its Affiliates is a party or the benefit of which is held in trust for, or has been assigned to, Oramed and/or any of its Affiliates as at Asset Transfer Closing, which are in force and effect as at Asset Transfer Closing, and which are listed in Schedule 4.

1.1.7	“Business Day” means any day other than a Friday, Saturday, Sunday, or other day on which commercial banks in the State of Nevada in the USA, or the State of Israel are required or authorized by Applicable Law to be closed at any time between 9:00 a.m. and 5:00 p.m. in the time zone of the relevant jurisdiction.

1.1.8	“Business Information” means business information owned by, held by or under the control of Oramed and/or its Affiliates at the Asset Transfer Closing in relation to the Transferred Products and/or Transferred Business, consisting of: (i) technical processes, designs, specifications, manuals and instructions; (ii) customer lists, vendor/supplier lists, sales, marketing and promotional information; and/or (iii) market surveys, business plans and forecasts; all as set forth in Folder [***] contained in the Virtual Data Room.

1.1.9	“Business Registered IP” means, collectively, Transferred Patents and Transferred Trademarks.

1.1.10	“Business Registered IP Deliverables” shall have the meaning given to it in Section 8.3.

1.1.11	“Cell Banks” means the primary cell banks relevant to the recombinant clones of rBBI and recombinant human leptin.

1.1.12	“Claim” shall have the meaning given to it in Section 6.3.1.

1.1.13	“Closing Conditions” shall have the meaning given to it in Section 8.1.

1.1.14	“Company” shall have the meaning given in the preamble of this Agreement.

1.1.15	“Designated Directors” shall have the meaning given to it in Section 14.

1.1.16	“Dispute” shall have the meaning given to it in Section 14.

1.1.17	“DVD ROM” means the read only memory disk produced by Oramed which contains a copy of all the documents and materials uploaded to, as of the Asset Transfer Closing Date, the Virtual Data Room.

1.1.18	“Encumbrance” means with respect to any security, property or asset, as the case may be, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, option, easement, trust, equitable interest, proxies, right of first refusal, defect in title, impediment of title, impairment of title, preemptive right or restrictions or rights of third parties of any nature (including any spousal community property rights, any restriction on the voting, transfer, receipt of any income derived from, the possession of any security, or the exercise or transfer of any other attribute of ownership of a security).

1.1.19	“Entera” means Entera Bio Ltd., a company organized under the laws of the State of Israel.

1.1.20	“Entera Patent” means the patent family titled “Methods and compositions for oral administration of proteins” (PCT/IL2009/000786).

1.1.21	“Entera Patent Transfer Agreement” means the Patent Transfer Agreement between Oramed and Entera dated February 22, 2011, a copy of which is set out in Folder 2.1.19 of the Virtual Data Room, pursuant to which Oramed assigned to Entera the Entera Patent and received a certain license-back under the Entera Patent.

1.1.22	“Excluded Liabilities” means the Liabilities relating to the Transferred Assets and outstanding or accrued or referable to the period on or before the Asset Transfer Closing Date or arising by virtue of the transfer of the Transferred Assets recorded by this Agreement, including (1) the Liabilities arising out of Oramed’s failure to comply with its obligations under any Business Contracts, (2) the Liabilities to creditors of Oramed including all Taxes Liabilities of Oramed, (3) the Liabilities of Oramed in respect of the Transferred Assets under the Applicable Law, and (4) any and all Third Party claims in respect of the Transferred Assets attributable to Oramed, each in respect of the period ending on the Asset Transfer Closing Date. For the avoidance of doubt, the foregoing shall not derogate from the terms of the Novation Agreement and Release which, for clarity, means that any Liabilities released and discharged therein, and any other Liabilities or obligations which are waived or undertaken by another Party pursuant to the Transaction Documents, are not included within the scope of Excluded Liabilities hereunder.

1.1.23	“Excluded Product” means the oral vaccines product for COVID-19 and other novel coronaviruses to the extent agreed by Oramed and Oravax to be developed and commercialized under the Oravax License Agreement.

1.1.24	“FDA” means the Food and Drug Administration of the United States.

1.1.25	“Governmental Approvals” means all permits, approvals, authorizations, registrations, certificates, consents, and similar rights (including without limitation those in connection with the export control of technology or technical data under any Applicable Law, if applicable) required to be obtained from Governmental Authorities for the assignment and transfer of the Transferred Assets under this Agreement, including without limitation, the IIA Approval.

1.1.26	“Governmental Authority” means any central, state, federal, city, municipal, foreign or local governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal), any authority, body or other organization exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and any official of any of the foregoing in any jurisdiction of the world, including without limitation and with respect to the IIA Approval, the IIA.

1.1.27	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

1.1.28	“HTIT” shall have the meaning given in the recitals of this Agreement.

1.1.29	“HTIT Biotech” shall have the meaning given in the recitals of this Agreement.

1.1.30	“HTIT Sub” shall have the meaning given in the recitals of this Agreement.

1.1.31	“HTIT Technology License Agreement” means the Amended and Restated Technology License Agreement between Hefei Tianhui Biotech Co., Ltd. and Oramed dated December 21, 2015, as further amended on June 3, 2016 and July 24, 2016, copies of which are set out in Folder [***] of the Virtual Data Room, pursuant to which, inter alia, Oramed granted HTIT Biotech exclusive rights to pre-commercialize, manufacture, and commercialize product(s) containing ORMD-0801 in the territory of Greater China.

1.1.32	“IIA” means the Israel Innovation Authority, previously named the Office of the Chief Scientist.

1.1.33	“IIA Approval” shall have the meaning given in the Joint Venture Agreement as amended and supplemented by the Supplemental Agreement.

1.1.34	“IIA-funded Business Registered IP” means the Business Registered IP which is subject to IIA regulations and for which the ownership, transfer or assignment is subject to the IIA Approval, including the relevant patent family listed in Schedule 1.

1.1.35	“IIA-funded Transferred IP” means all the Transferred IP which is subject to IIA regulations and for which the ownership, transfer or assignment is subject to the IIA Approval, including all the IIA-funded Business Registered IP.

1.1.36	“IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission to the applicable Governmental Authority for approval to conduct clinical testing of a pharmaceutical product in humans.

1.1.37	“Indemnifiable Loss(es)” means, with respect to any Person, any action, cost, direct damage, disbursement, expense, liability, loss, obligation, penalty, or settlement (if such settlement is approved by the indemnifying Party) of any kind or nature, no matter foreseeable or not. Notwithstanding anything to the contrary provided in the preceding sentence, “Indemnifiable Loss(es)” shall include, but shall not be limited to, (i) interest or other costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution or defense of claims and amounts paid in settlement, that have been imposed on or otherwise incurred or suffered by such Person; and (ii) any Taxes that have been payable by such Person directly by reason of the indemnification of any Indemnifiable Loss hereunder (e.g., VAT or similar transaction-based taxes levied directly on the indemnification payment), other than Taxes that would have been payable notwithstanding the event giving rise to indemnification or which are generally levied on income.

1.1.38	“Initial Closing” and “Initial Closing Date” shall have the meaning given in the Supplemental Agreement.

1.1.39	“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisional, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (d) websites and domain names; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, data, databases, data compilations and collections, specifications, records, tools, methods, processes, formulae, formulation, techniques, and other confidential and proprietary information and all rights therein (“Know-How”); (g) computer programs and code; and (h) all other intellectual or industrial property and proprietary rights.

1.1.40	“IP Transfer Documentation” means all documents to be executed, provided or issued by Oramed and the Company in a form required under the Applicable Law for filing with the relevant Governmental Authorities in order to effect the title transfer of the Business Registered IP from Oramed to the Company in each jurisdiction where the Business Registered IP is filed or registered.

1.1.41	“IP Transfer Plan” means the detailed plan prepared by Oramed for registering the title transfer of each Business Registered IP from Oramed to the Company with the appropriate Governmental Authority in accordance with the Applicable Law in each jurisdiction where the relevant Business Registered IP is filed or registered, and as initially set out in Schedule 5, and updated by Oramed in accordance with Section 7.5, including without limitation, details of the Governmental Approvals required in each jurisdiction before filing the title transfer registration (if applicable), the steps and procedures of filing of the title transfer, a list of all IP Transfer Documentation (including all formality requirements thereof), and the expected timeline of approval for the said title transfer.

1.1.42	“Joint Venture Agreement” shall have the meaning given to it in the recital of this Agreement.

1.1.43	“JV Business” means the “Business” as defined in the Joint Venture Agreement.

1.1.44	“Know-How” shall have the meaning set out in the definition of “Intellectual Property”.

1.1.45	“Liabilities” means any claim, debt, cost, expense, direct damage (including interest, penalties and legal costs and all other professional costs and expenses), liability, or obligation, whether secured or unsecured, fixed, absolute, contingent, or otherwise, and whether due or yet to become due, but excluding any loss of profit, loss of reputation or loss of value.

1.1.46	“Medicox Distribution License Agreement” means the Distribution License Agreement entered into between Oramed and Medicox Co., Ltd. (“Medicox”) on November 13, 2022, a copy of which is set out in Folder [***] of the Virtual Data Room, pursuant to which Oramed appointed Medicox as the exclusive distributor of the ORMD-0801 product in the Republic of Korea and granted relevant rights to Medicox.

1.1.47	“Notification Letter” shall have the meaning given to it in Section 7.7.

1.1.48	“Novation Agreement and Release” shall have the meaning given in the Joint Venture Agreement.

1.1.49	“Oramed” shall have the meaning given in the preamble of this Agreement.

1.1.50	“Oramed Ltd.” shall have the meaning given in the preamble of this Agreement.

1.1.51	“Oramed Pharma” shall have the meaning given in the preamble of this Agreement.

1.1.52	“Oravax License Agreement” means the License Agreement entered into between (a) Oramed and (b) Oravax Inc. and/or Oravax Medical Inc. (collectively, “Oravax”) on March 18, 2021, a copy of which is set out in the Virtual Data Room, pursuant to which Oramed granted an exclusive, worldwide license of its oral drug delivery technology to Oravax for oral vaccines product for COVID-19 and other novel coronavirus.

1.1.53	“Patents” shall have the meaning set out in the definition of “Intellectual Property”.

1.1.54	“Person” means any natural person, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

1.1.55	“POD Technology” means Oramed’s proprietary protein oral delivery platform technology covered by relevant patent families listed in Schedule 1.

1.1.56	“Premas” means Premas Biotech Pvt. Ltd., a company organized under the laws of the Republic of India with its business address at Plot 77, Sector 4, IMT Manesar, Gurgaon 122050, Haryana, India.

1.1.57	“Premas Confirmatory Assignment” shall have the meaning given to it in Section 8.1.8.

1.1.58	“Regulatory Information” means the following information listed under the “Regulatory Information” part of Schedule 3: (a) all material information, documents and materials related to all applications filed by Oramed Pharma, Oramed Ltd. and/or any of their Affiliates with any Governmental Authorities in relation to oral insulin and other Transferred Products in any jurisdiction of the world as at Asset Transfer Closing, including without limitation the IND filed with the FDA in relation to conducting the US Phase 3 Trial, and other similar applications filed in Europe, Israel and anywhere else in the world; and (b) all material regulatory submissions, correspondence, summaries of discussions and minutes of meetings with, feedback from, and notices, opinions, responses and approvals received from the FDA and other relevant Governmental Authorities in relation to the foregoing; all as uploaded in [***] in the Virtual Data Room.

1.1.59	“Second Closing” and “Second Closing Date” shall have the meaning given in the Supplemental Agreement.

1.1.60	“Shares” shall have the meaning given in the Joint Venture Agreement.

1.1.61	“SIAC” shall have the meaning given to it in Section 14.

1.1.62	“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person. “Control” with respect to any Person here means the power to direct the management or policies of a Person, whether (a) through the ownership of over 50% of the voting power of such Person or (b) through the power to appoint more than half of the members of the board of directors or similar governing body of such Person or (c) through contractual arrangements.

1.1.63	“Taxes” shall have the meaning given in the Joint Venture Agreement.

1.1.64	“Third Party” shall mean any Person other than the Parties and their Affiliates.

1.1.65	“Trademarks” shall have the meaning set out in the definition of “Intellectual Property”.

1.1.66	“Transaction Documents” shall have the meaning given in the Joint Venture Agreement.

1.1.67	“Transferred Assets” shall mean the Transferred IP, Business Contracts, Business Information, and Regulatory Information.

1.1.68	“Transferred Business” means the business carried on by Oramed and its Affiliates as at the Asset Transfer Closing Date in respect of the development and commercialization of the Transferred Patents, Transferred Know-How and/or the Transferred Products.

1.1.69	“Transferred IP” means the Business Registered IP and Transferred Know-How.

1.1.70	“Transferred Know-How” means all Know-How owned, held or controlled by Oramed and/or its Affiliates (including without limitation any Know-How, whether in paper or electronic format, that is held or possessed by any service provider of Oramed or other Third Party on behalf of or for the benefit of Oramed, or to which Oramed has rights) at the Asset Transfer Closing in relation to the POD Technology, the Transferred Products, inventions claimed under the Transferred Patents and the Cell Banks, all as listed in Schedule 3 hereto. Such information is listed in the following categories in Schedule 3 and has been uploaded to Folder [***] in the Virtual Data Room: (i) related product formulations and technology applications; (ii) historical and current data, documents and original records from technology and product research, development, testing, clinical trial, manufacturing and quality control; (iii) Chemical, Manufacturing and Control (CMC) information, including without limitation, information regarding formulation, active pharmaceutical ingredients (APIs), raw materials, excipients, manufacturing process and control methods, process development reports, analytical method development reports, process validation reports, analytical methods validation reports, batches and test records, stability study reports; (iv) materials of preclinical studies (including without limitation pharmacokinetics (PK), bioavailability (BA), pharmacodynamics (PD) and toxicology studies), consisting of protocols, raw data, results and reports of such studies; (v) protocols, raw data, results, reports and other materials for clinical studies and trials (phases I, II, III studies and trials); (vi) all of the foregoing in relation to salcaprozate sodium (SNAC); (vii) the material and related documentation of the Cell Banks, including without limitation the properties, specifications, quantities, yields, packaging information of the Cell Banks, recombinant products production, testing methods and other development and manufacturing information; and (viii) any documents to be listed under the “Transferred Know-How” section of Schedule 3.

1.1.71	“Transferred Patents” means the Patents listed in Schedule 1 hereto, including any pending applications as listed in such schedule.

1.1.72	“Transferred Products” means the following pharmaceutical products, ingredients, excipients and other materials owned, held, controlled or under development by or on behalf of Oramed or its Affiliates at the Asset Transfer Closing: oral insulin (ORMD-0801), oral GLP-1 (ORMD-0901), oral leptin (ORMD-0701), oral octreotide (ORMD-0601), oral vaccines, recombinant Bowman-Birk inhibitor (“rBBI”, as an excipient), and recombinant human leptin (as an active pharmaceutical ingredient), but excluding the Excluded Product.

1.1.73	“Transferred Trademarks” means all Trademarks owned, held, or controlled by Oramed and/or its Affiliates in relation to the Transferred Business at Asset Transfer Closing, as listed in Schedule 2.

1.1.74	“US Phase 3 Trial” means the phase 3 clinical trial for oral insulin in the United States with reference numbers ORA-D-013-1, ORA-D-013-2 and ORA-D-013-3 conducted by Oramed.

1.1.75	“Virtual Data Room” shall mean the electronic / virtual data room administered by ShareVault with respect to the transactions contemplated hereunder, which shall remain open as of the Initial Closing Date and can be accessed through the link: [***].

1.2	When a reference is made in this Agreement to Sections, Schedules or Appendices, such reference shall be to a Section of, or a Schedule or Appendix to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. References to any agreement, contract or document are references to that agreement, contract or document as may be amended, restated, consolidated, supplemented, novated, replaced or otherwise modified from time to time. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) all references to “$” shall be denominated in U.S. dollars; and (v) unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the hundredth decimal place.

1.3	Reference to Oramed, when used with respect to any undertaking, representation, warranty, obligation or liability, shall mean that each of Oramed Pharma and Oramed Ltd. makes the relevant undertaking, representation or warranty or undertakes the relevant obligation or liability, in each case, on a joint and several basis.

2.	Transfer of Assets.

2.1	Subject to the terms and conditions of this Agreement, upon the Asset Transfer Closing, Oramed shall irrevocably transfer, assign, and convey to the Company all rights, titles, and interests in and to the Transferred Assets (including all rights to sue, license, collect and receive all incomes, royalties, damages, payments due, injunctive relief and any other settlements or remedies (including in any causes of action for past, present or future infringements) to the extent related to the Transferred Assets), free and clear of any Encumbrance, with effect from the Asset Transfer Closing Date. On the Asset Transfer Closing Date, and except as expressly outlined herein, the Company obtains all rights, titles, and interests and assumes all obligations with respect to the Transferred Assets, provided that any Excluded Liabilities shall remain the sole responsibility of Oramed.

2.2	Oramed will, in accordance with its normal practice, pay, satisfy, or discharge all Liabilities relating in any way to the Transferred Assets which are not expressly transferred to the Company hereunder. If the Company becomes aware after Asset Transfer Closing that Oramed has failed to discharge any such Liabilities and believe that this failure may damage the value of the Transferred Assets as owned or held by the Company after Asset Transfer Closing, the Company may give notice of that fact to Oramed. If Oramed does not provide evidence that the Liability in question is disputed on reasonable grounds, the Company may satisfy such Liability on Oramed’s behalf and shall be entitled to immediate reimbursement from Oramed of the amount paid by the Company.

3.	Consideration. In consideration for the transfer by Oramed to the Company of the Transferred Assets, the Parties acknowledge that the Company will issue Shares to Oramed pursuant to the terms of the Joint Venture Agreement, as amended and supplemented by the Supplemental Agreement.

4.	Representations and warranties of Oramed. Oramed (as one Party for the purpose of this Section 4) hereby represents and warrants to the Company that each statement contained in this Section 4 is true and accurate as of the date of this Agreement, and will be true and accurate as of the Initial Closing Date (as though made then and as though the Initial Closing Date was substituted for the date of this Agreement throughout this Section 4), except to the extent any statement expressly speaks as of a specific date, in which case as of such specific date, and except to the extent agreed by the Parties in writing to update any statement contained in this Section 4 as of the Initial Closing Date:

4.1	Completeness. Business Registered IP as defined and specified in this Agreement constitutes all and complete Intellectual Property relating to the Transferred Business that Oramed has filed for or registered with any Governmental Authority or other registry in any jurisdiction as of the Asset Transfer Closing. Schedule 1 and Schedule 2 contain a correct, current and complete list of all Business Registered IP, specifying as to each, as applicable: the title or mark; the jurisdiction by or in which it has been issued, registered or filed; the patent registration and/or application serial number; the issue, registration and/or filing date; the Oramed entity which is the record owner; and the current status. Other than as contained in Schedule 1 and Schedule 2, Oramed has not made any other Patent, Trademark or other Intellectual Property application or filing related to the Transferred Business. The Transferred Know-How as defined and specified in this Agreement constitutes all and complete unregistered Intellectual Property relating to the Transferred Business, and Oramed is aware of no other unregistered Intellectual Property relating to the Transferred Business. Regulatory Information and Business Information as defined and specified in this Agreement constitute all and complete regulatory and business information that is material to the conduct of the Transferred Business at Asset Transfer Closing.

4.2	Business Contracts. Oramed has provided the Company, by way of the Virtual Data Room, with true and complete copies of all the contracts and documents listed in Schedule 4, including all modifications, amendments, and supplements thereto and waivers thereunder. Each Business Contract is valid and binding on the parties thereto in accordance with its terms and is in full force and effect. Oramed has performed in all material respects all of the obligations required to be performed by it under the Business Contracts. Oramed is not nor is alleged to be, and to Oramed’s knowledge no other party to the Business Contracts is or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Business Contract.

4.3	Title. Oramed is the sole and exclusive legal and beneficial owner of all right, title and interest to the Transferred Assets (excluding the Business Contracts); provided that for documents and correspondence included within the scope of the definition of “Transferred Assets” that are, by their nature, not subject to ownership (such as, by way of example, correspondence with regulatory agencies within the Regulatory Information), Oramed is the sole and exclusive controller of such Transferred Assets; in particular, with respect to the Business Registered IP, the relevant Oramed entity (as specified in Schedule 1 and Schedule 2) is the sole and exclusive record owner of all right, title and interest in and to the Business Registered IP. The Transferred Assets (excluding the Business Contracts) are free and clear of all Encumbrances. Any IIA-funded Transferred IP is free and clear of all restrictions, conditions, or payments at the Asset Transfer Closing. All assignments and other instruments necessary to establish, record and perfect Oramed’s ownership, rights, title and/or interest in the Transferred IP have been validly executed, delivered, and filed with the relevant Governmental Authorities in accordance with the Applicable Law in each respective jurisdiction, as applicable. Oramed has entered into binding, valid and enforceable written contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation or development of any Transferred IP during the course of employment or engagement with Oramed whereby such employee or independent contractor (i) acknowledges Oramed’s exclusive ownership of all right, title and/or interest in and to the Transferred IP invented, created or developed by such employee or independent contractor within the scope of their employment or engagement with Oramed; (ii) grants to Oramed a present, irrevocable assignment of any ownership and other interest such employee or independent contractor may have in or to such Transferred IP; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Transferred IP and Regulatory Information, to the extent permitted by Applicable Law.

4.4	Right to own and use. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Company’s right to own or use any Transferred IP and Regulatory Information in its conduct of business. Immediately following the Asset Transfer Closing, all Transferred IP and Regulatory Information will be available for use by the Company on the same terms as they were available for use by Oramed immediately prior to the Asset Transfer Closing. Upon transfer of the Transferred IP and Regulatory Information pursuant to this Agreement, the Company will own all right, title and interest to such Transferred IP and Regulatory Information on the same terms as they were owned by Oramed immediately prior to the transfer of such Transferred IP and Regulatory Information. Without limiting the generality of the foregoing, immediately following the Asset Transfer Closing, the Company will have full right, title, and interest in all IIA-funded Transferred IP and will be subject to no restrictions, conditions, or obligations of payments whatsoever to the IIA or any other Governmental Authority or Person in using, commercializing, or otherwise exploiting the IIA-funded Transferred IP.

4.5	Validity and enforceability. All of the Business Registered IP is valid and enforceable and are subsisting and in full force and effect. Oramed has taken all necessary and reasonable steps to maintain and enforce the Business Registered IP and to preserve the confidentiality of all trade secrets or confidential information within Transferred Know-How and Regulatory Information, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements, or ensuring that such Persons are otherwise subject to obligations of confidentiality and non-disclosure. All renewal, application and other official registry fees and steps required for the prosecution, maintenance, protection, and enforcement of the Business Registered IP have been timely paid or taken, and there are no outstanding payments in respect of the prosecution, maintenance, protection, and enforcement of the Business Registered IP.

4.6	Non-infringement. To Oramed’s knowledge, the Transferred Assets do not infringe, misappropriate, make unauthorized use of, or otherwise violate, and have not infringed, misappropriated, made unauthorized use of, or otherwise violated, the Intellectual Property or other rights of any Person.

4.7	No actions. There are no Actions (including without limitation any withdrawal, opposition, cancellation, revocation, invalidation, rejection, deregistration, review or other proceeding), whether settled, in progress, pending or, to Oramed’s knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person by Oramed in its use of the Transferred Assets or its conduct of its business relating to the Transferred Products; or (ii) challenging the validity, enforceability, registrability, patentability, ownership, right, title or interest in and to any Transferred IP or Regulatory Information. There are no Actions by Oramed or, to Oramed’s knowledge, by any other Person alleging any infringement, misappropriation, or other violation by any Person of any Transferred IP or Regulatory Information. Oramed is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Oramed is not subject to any outstanding Governmental Order (including, to Oramed’s knowledge, any prospective Governmental Order or any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Transferred IP or Regulatory Information.

4.8	No restrictions on rights. The Company will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Transferred Assets as a result of any prior transaction related to the Transferred Assets (except, with respect to the Business Contracts, subject to the terms of such contracts).

4.9	No SSO Commitments. Oramed has not participated with, been affiliated with, or have been a member of an organization in connection with which Oramed has made any binding and irrevocable agreements with any standards setting organization (including the ISO), patent pool, or similar formal or informal organization relating to any Transferred Assets.

4.10	Regulatory Matters. None of the Transferred Assets involves (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

4.11	Accuracy of information provided. All information, documentation and other materials provided or disclosed by Oramed to HTIT or the Company in relation to the Transferred Assets, including without limitation, any fact, matter or circumstance set forth in this Agreement, contained in the Virtual Data Room, and/or provided through email or by other means by Oramed, are true and accurate in all material respects and not misleading and Oramed is not aware of any fact, matter or circumstances not provided which renders any such information untrue, inaccurate or misleading in any material respect.

5.	Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other Party as of the date of this Agreement and as of the Asset Transfer Closing Date that (i) such Party is a company duly formed and validly existing under the laws of the jurisdiction of its formation, such Party has the full power and authority and has taken all actions required and obtained all corporate authorizations, Third Party consents, approvals, and/or other authorizations and Governmental Approvals required to enter into this Agreement and to carry out its obligations hereunder, and (ii) the execution of this Agreement and the performance of obligations hereunder will not (a) violate the articles of association or any other constitutional documents of such Party, (b) conflict with, result in a breach of, or constitute a default under any agreement or instrument by which such Party is bound or (c) violate any provision of Applicable Law or requirements of any stock exchange applicable to such Party.

6.	Indemnity.

6.1	Survival of representations and warranties. The representations and warranties of Oramed under Section 4 in this Agreement shall survive for a period of 36 months following the Initial Closing Date, except that representations and warranties of Oramed under Sections 4.1, 4.3, 4.4, 4.8 and 4.10 shall survive indefinitely.

6.2	General. Oramed (as one Party for the purpose of this Section 6) shall defend, hold harmless and indemnify the Company, together with the senior management, directors, employees thereof, as applicable, (the “Indemnified Persons”) from and against, and shall pay and reimburse each of them for, any and all Indemnifiable Losses actually incurred or sustained by, or imposed upon, any of them to the extent based upon, arising out of or in connection with the following, subject to any limitations on liabilities set forth hereunder or otherwise available under other Transaction Documents:

6.2.1	Any breach of any of the representations or warranties of Oramed contained in this Agreement;

6.2.2	Any breach or non-fulfilment of Oramed in performing any covenant, undertaking, agreement or obligation pursuant to this Agreement;

6.2.3	Any claims or Liabilities raised or imposed by any Third Party or Governmental Authority in relation to the Company’s right, title and interest in and to any of the Transferred Assets, the Company’s ability to use, commercialize or otherwise exploit the Transferred IP or obligations of payments or compensations in relation thereof, including without limitation, any claim raised by Oramed’s current or former employees, Affiliates, independent contractors, agents, consultants, service providers and their respective employees, all arising from Excluded Liabilities;

6.2.4	Any claim by any Third Party, other than HTIT and/or its Affiliates, that the Transferred Assets, Transferred Business or Transferred Products infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of such Third Party, to the extent that such claim does not (i) directly relate to any technology, materials or manufacturing processes that are developed and controlled by HTIT or its Affiliates; (ii) arise directly from the gross negligence, violation of law or willful misconduct on the part of HTIT or its Affiliates under the HTIT Technology License Agreement; and (iii) arise due to any act or omission of the Company; or

6.2.5	Any Excluded Liabilities, any Liabilities in relation to the Excluded Product and/or otherwise retained by Oramed under this Agreement, and claims or Liabilities raised or imposed by IIA or any other Governmental Authority.

6.3	Procedure for indemnification of Claims.

6.3.1	If an Indemnified Person receives notice of the assertion or commencement of an Action made, brought by or in conflict with any Person (“Claim”) against such Indemnified Person that the Indemnified Person has determined has given or would reasonably be expected to give rise to a right of indemnification under this Section 6, the Indemnified Person shall provide Oramed with written notice of the Claim at the earliest opportunity but in any event within seven (7) Business Days of receiving such Claim, indicating the nature of the Claim and the basis therefor and including all related documents; provided that any failure to give such reasonably prompt written notice shall only relieve Oramed of its indemnification obligations to the extent that Oramed actually forfeits rights or defenses by reason of such failure. Oramed shall have the right, at its option, to participate in and/or assume the defense of, at its own cost and by its counsel, any such Claim involving the asserted liability of the Indemnified Person; provided that Oramed shall not have the right to assume the defense of a Claim if Oramed or its Affiliate is also a party to such Claim and the Indemnified Person determines in good faith that joint representation would render the defense of the Indemnified Person ineffective.

6.3.2	If Oramed shall undertake to assume the defense of or settle any such asserted Claim, it shall promptly notify the Indemnified Person of its intention to do so, and the Indemnified Person shall agree to cooperate with Oramed and its counsel in the defense against, or settlement of, any such asserted liability; provided, however, that Oramed shall not, as part of any settlement or other compromise, admit to liability for which Oramed is not fully indemnifying the Indemnified Person or agree to an injunction with respect to activities of any Indemnified Person without the written consent of the Indemnified Person. Notwithstanding an election by Oramed to assume the defense of any Claim as set forth above, such Indemnified Person shall have the right (at its own cost if Oramed has elected to assume such defense) to employ separate counsel and to participate in the defense of any Claim. All costs incurred by an Indemnified Person in connection with enforcement of its rights under Section 6.2 shall also be reimbursed by Oramed promptly after final determination that such Indemnified Person is entitled to indemnification by Oramed.

6.4	Additional Indemnification Conditions.

6.4.1	Oramed’s indemnification obligations hereunder with respect to claims under Section 6.2.1 shall apply to demands submitted in writing during the applicable survival periods set forth in Section 6.1.

6.4.2	Oramed’s indemnification obligations hereunder with respect to claims under Section 6.2.2 shall apply to demands submitted in writing up to 36 months after the relevant covenant, undertaking, agreement or obligation becomes due according to the relevant terms and conditions hereunder.

6.4.3	Oramed’s indemnification obligations hereunder with respect to claims under Sections 6.2.3, 6.2.4 and 6.2.5 shall apply to demands submitted in writing any time after Initial Closing but within 12 months after the relevant Indemnified Person becomes aware or should have become aware of the relevant claim.

6.4.4	Oramed’s indemnification obligations with respect to all claims hereunder shall be capped in aggregate at $30,000,000 (thirty million dollars), except for Oramed’s indemnification obligations under Sections 6.2.3, 6.2.4 and 6.2.5 which shall not be subject to a cap.

6.4.5	The Indemnified Person shall not submit a demand for indemnification in connection with a certain claim, unless the aggregate amount demanded in connection with such claim exceeds a minimum of $500,000, and in such event the entire demanded amount shall be indemnifiable and Oramed’s indemnification obligations shall not be limited to the excess only.

6.4.6	For the avoidance of doubt, any Liabilities of Oramed which are waived or undertaken by another Party pursuant to the Transaction Documents shall be excluded from the claims set forth in Section 6.2.

6.4.7	Notwithstanding anything to the contrary, Oramed’s liability with respect to fraud and willful misconduct shall not be subject to any limit under this Section 6.

6.4.8	Oramed’s indemnification obligations in accordance with this Section 6 shall be the sole remedy for any breach of its representations, warranties, and undertakings under this Agreement.

7.	Parties’ Obligations.

7.1	IIA Approval. Oramed shall promptly initiate the application to the IIA for the IIA Approval no later than five (5) Business Days after the signing of this Agreement and use its best efforts to take all actions necessary or desirable to obtain the IIA Approval in accordance with Sections 7.4 and 7.4A of the Joint Venture Agreement as amended and supplemented by the Supplemental Agreement and Section 7.2 of the Supplemental Agreement.

7.2	Clinical trials. Oramed shall conduct the re-initiated US Phase 3 Trial based on an updated protocol prepared by Oramed, including acting as the contact point in the liaison, communication and correspondence with the FDA to proactively communicate and convene meetings with and seek feedback and consent from the FDA, and Oramed shall keep the Company informed of the progress of the US Phase 3 Trial regularly and in a timely manner.

7.3	Further disclosure of Transferred Assets. Oramed confirms that it has uploaded to the Virtual Data Room copies of all documents and materials in relation to the Transferred Assets in its possession or under its control as of the Effective Date, and agrees that the Company shall be entitled to the review and use of such documents and materials as it deems appropriate in its conduct of business and/or in the performance of the clinical trial activities it contemplates undertaking. On the Effective Date, Oramed shall produce and deliver to the Company a read only memory disk which contains a copy of all the documents and materials uploaded by Oramed to the Virtual Data Room as of the date of this Agreement. Oramed shall, on an on-going basis, between the signing of this Agreement and the Initial Closing (the “Interim Period”), (a) make its personnel available to the HTIT and/or Company to promptly address reasonable inquiries by HTIT and/or the Company regarding such documents and materials, including without limitation, questions relating to the existence, nature, content and disclosure of all related documentation; and (b) identify and provide copies of any relevant additional, missing or newly available documentation as soon as practicable upon the reasonable request of HTIT and/or the Company.

7.4	Verification of Cell Banks and recombinant Transferred Products. Oramed shall, promptly and in any event within 30 Business Days after the Asset Transfer Closing but in no event later than the Initial Closing, deliver or arrange to have delivered to the Company the microorganism strains and other materials relating to the Cell Banks with all information and documentation of Transferred Know-How in relation to the Cell Banks (including without limitation, the properties, specifications, quantities, yields, packaging information of the Cell Banks, production, testing methods and other development and manufacturing information of rBBI and recombinant human leptin) to allow the Company to conduct verification on the Cell Banks and recombinant Transferred Products in order to confirm that the recombinant Transferred Products obtained based on the Cell Banks and pursuant to the Transferred Know-How documentation conform with the properties, specifications, quantities, yields and other description of the recombinant Transferred Products contained in the Transferred Know-How documentation, including without limitation, to conduct fermentation, purification and other activities to produce a number of batches of the recombinant Transferred Products, and to conduct testing thereof.

7.5	Business Registered IP transfer formalities. Oramed and the Company have agreed to the joint appointment of the firm Wolff, Bregman & Goller, based in Jerusalem, Israel, to serve as the agent for verifying the IP Transfer Plan and IP Transfer Documentation against Applicable Laws and for filing with the appropriate Governmental Authorities to register the title transfer of each Business Registered IP from the relevant Oramed entity to the Company in accordance with Section 8.5 (“IP Agent”). Oramed shall, based on comments of the IP Agent and/or HTIT, (a) timely update and finalize the IP Transfer Plan in coordination with and to the reasonable satisfaction of the IP Agent and/or the Company; and (b) prepare and provide to the Company and HTIT, for their review, complete copies of prepared forms of all IP Transfer Documentation required to be executed or issued by the Company in accordance with the IP Transfer Plan, as soon as practically possible and in any event within 30 Business Days after the signing of this Agreement. At least 30 days prior to the anticipated date of the Asset Transfer Closing, Oramed and the Company shall place in escrow with the IP Agent all IP Transfer Documentation that is duly executed and/or issued by the relevant Oramed entity and the Company for the IP Agent’s verification on the sufficiency for filing to register the title transfer, and timely attend to the correction or supplementation of any IP Transfer Documentation based on the IP Agent’s comments, if any. All costs and expenses incurred with respect to the registration of title transfer for the Business Registered IP (including any filing fees, costs, and expenses of recordals and applications, notary and legalization costs and professional fees relating to the services of the IP Agent) shall be for the account of Oramed.

7.6	Regulatory file transfers. Within 30 Business Days after the Initial Closing Date and in any event before the Second Closing Date, Oramed shall apply to the FDA and other relevant Governmental Authorities requesting the transfer to the Company of the relevant regulatory files related to the US Phase 3 Trial and any other clinical trial applications for oral insulin or other Transferred Products in Europe, Israel or any other jurisdiction of the world, including requests to register the Company as the applicant or holder of the IND and any other similar applications in connection therewith. The Company will cooperate with Oramed in connection with all such matters and shall assume the reasonable external costs relating to the transfer contemplated herein. Oramed and the Company shall complete the transfer to the Company of the relevant regulatory files related to the US Phase 3 Trial and the registration of the Company as the applicant or holder of the IND related to the US Phase 3 Trial filed with the FDA before the Second Closing Date.

7.7	Transfer of Business Contracts.

7.7.1	With respect to the Medicox Distribution License Agreement, Oramed shall prepare a notification letter in a form agreed with the Company to notify such Third Party of the assignment of the Medicox Distribution License Agreement to the Company (the “Notification Letter”) to be delivered by email and courier no later than the Asset Transfer Closing Date to the Third Party.

7.7.2	With respect to the HTIT Technology License Agreement, the relevant Parties shall execute the Novation Agreement and Release as provided in the Joint Venture Agreement.

7.8	Transfer of rights under Entera Patent Transfer Agreement. Immediately upon the signing of this Agreement, Oramed shall negotiate with Entera to procure the entry of an assignment agreement at Asset Transfer Closing by and between Entera and Oramed to document the assignment and transfer of all of Oramed’s rights, titles and interests under the Entera Patent Transfer Agreement to the Company, including without limitation, all rights with regard to (i) the exclusive license-back of the Entera Patent and all derivatives, modifications, enhancements and improvements thereto, in the Licensed Field (as defined under the Entera Patent Transfer Agreement) pursuant to section 4.1 of the Entera Patent Transfer Agreement, and (ii) the Royalties (as defined under the Entera Patent Transfer Agreement) pursuant to Section 7 of the Entera Patent Transfer Agreement (“Entera Assignment Agreement”).

7.9	Excluded Product License. To the extent that the subject matter of the Oravax License Agreement includes any of the Transferred IP, the Company hereby grants to Oramed a perpetual, irrevocable, non-exclusive, fully paid-up, worldwide, sublicensable license under the Company’s rights in and to the Transferred IP to the extent required to meet Oramed’s obligations under the Oravax License Agreement (including the granting of the license set out therein); provided, however, that Oramed shall have the right to notify the Company at any time of the termination of such license.

8.	Asset Transfer Closing.

8.1	The obligations of the Company and Oramed to complete the transactions as contemplated hereunder (the “Asset Transfer Closing”) are subject to and conditional upon the satisfaction of the following closing conditions (“Closing Conditions”):

8.1.1	Accuracy of representations. Each of the representations and warranties of Oramed set forth in this Agreement shall be true, correct, and complete in all respects as of the date of this Agreement and as of the Asset Transfer Closing Date as if made on and as of the Asset Transfer Closing Date (or, if given as of a specific date, at and as of such date).

8.1.2	No breach. There shall be no material breach or non-fulfillment of any covenant, undertaking, agreement, or obligation to be performed by Oramed pursuant to this Agreement.

8.1.3	IIA Approval. The IIA Approval shall have been obtained.

8.1.4	Business Registered IP. The IP Transfer Documentation placed by Oramed and the Company in escrow with the IP Agent in accordance with Section 7.5 is confirmed by the IP Agent to be compliant with the Applicable Law and sufficient for filing with the relevant Governmental Authorities to register the title transfer of all Business Registered IP in all jurisdictions.

8.1.5	Entera Assignment Agreement. Entera and Oramed shall have duly executed the Entera Assignment Agreement as specified in Section 7.8.

8.1.6	Transfer of Business Contracts. Oramed and/or the relevant Third Party (including HTIT with respect to the Novation Agreement and Release) shall have duly executed the Novation Agreement and Release and other Ancillary Documents in relation to the Business Contracts in the forms agreed by the Parties.

8.1.7	Confirmatory assignment from Premas. Oramed shall have provided to the Company a duly executed confirmatory assignment issued by Premas, in the form agreed between the Parties as of the date hereof, under which Premas shall confirm the assignment to Oramed of any intellectual property rights and other rights owned, held or controlled by Premas as a result of the research, development, production, manufacturing, testing or other services provided by Premas to Oramed, including without limitation all intellectual property rights and any other rights related to the Cell Banks, recombinant human leptin and rBBI (the “Premas Confirmatory Assignment”).

8.2	On the Asset Transfer Closing Date, Oramed shall deliver, or shall procure the delivery of, the following to the Company, including originals or comparable electronic or other copies if they exist:

8.2.1	A copy of the IIA Approval;

8.2.2	The Business Registered IP Deliverables;

8.2.3	Copies of all Transferred Know-How, Regulatory Information and a complete and detailed list of the Transferred Know-How and Regulatory Information as updated by Oramed, which shall automatically be deemed to be included as Schedule 3 of this Agreement, and copies of all the Business Information, it being understood that such delivery shall be made by providing the Company with the DVD ROM containing copies of all Transferred IP, Regulatory Information and Business Information;

8.2.4	A copy of the filing instruction duly executed by Oramed for instructing the IP Agent to act in accordance with Section 8.5;

8.2.5	A copy of each of the Business Contracts listed in Schedule 4;

8.2.6	A copy of the counterparts of the Ancillary Documents in the forms agreed between the Parties and in each case duly executed by or on behalf of Oramed and/or the relevant Third Party;

8.2.7	A copy of the Notification Letter(s) that will be delivered by Oramed no later than the Asset Transfer Closing Date by email and by courier; and

8.2.8	The DVD ROM.

8.3	Oramed agrees to provide the Company with the following deliverables with respect to the Business Registered IP (“Business Registered IP Deliverables”) on the Asset Transfer Closing Date, including originals or comparable electronic or other copies if they exist:

8.3.1	A complete list of the Business Registered IP with the applicable filing and registration details, together with the original registration certificates, and electronic copies of filing and prosecution history, office actions and other related documentation;

8.3.2	Complete details of Oramed’s agents then currently responsible for management of the Business Registered IP; and

8.3.3	A list of all pending actions and deadlines either overdue or falling due with respect to the Business Registered IP.

8.4	On the Asset Transfer Closing Date, the Company shall deliver to Oramed counterparts of the Ancillary Documents in the forms agreed between the Parties and in each case duly executed by or on behalf of the Company and/or the relevant Third Party (as appropriate).

8.5	Immediately following the Asset Transfer Closing Date, Oramed and the Company shall jointly instruct the IP Agent to immediately apply to the appropriate Governmental Authority set out in the IP Transfer Plan to register the title transfer of such Business Registered IP into the name of the Company. Thereafter, Oramed shall use its best efforts to have the Company’s name registered as proprietor thereof as soon as possible by working with the IP Agent to actively follow up with and timely respond to any further enquiries, amendments, supplementation, and other requirements of the relevant Governmental Authorities. The Company shall provide such assistance as reasonably requested by Oramed to assist it in the fulfilment of its obligations under this Section 8.5, including without limitation, making such applications of the title transfer in its own name or jointly with Oramed if required by Applicable Laws. Oramed and the Company shall use best efforts to complete the title transfer of all of the Business Registered IP in accordance with the IP Transfer Plan on an expedited basis following the Asset Transfer Closing Date. Oramed and the Company shall complete the recordal of transfer of ownership all of the Business Registered IP in France, Germany, Switzerland, South Korea and Japan before the Initial Closing Date. Oramed and the Company shall complete the recordal of transfer of ownership all of the Business Registered IP in the United States before the Second Closing Date.

9.	Post-Closing.

9.1	At the reasonable request of the Company after the Asset Transfer Closing, Oramed shall promptly execute and deliver such instruments and do and perform such acts and things as may be necessary or desirable for effecting the consummation of the transactions contemplated hereby and the assignment of the Transferred Assets, including without limitation, prompt execution, acknowledgment and recordation of other such papers, as necessary or desirable for fully perfecting and conveying to the Company the benefit of the transactions contemplated herein and for facilitating the approval by the relevant Governmental Authority. The Company shall promptly execute and deliver such instruments and do and perform such acts and things as may be necessary in connection with such efforts.

9.2	Oramed will endeavor to ensure that the Virtual Data Room reflects to the best knowledge of Oramed a reasonably complete copy of Business Information, Regulatory Information and Transferred Know-How as of the Asset Transfer Closing Date. To the extent that Oramed did not or was not able to deliver any of the Transferred Assets to the Company on the Asset Transfer Closing Date, including without limitation where certain Transferred Assets were not identified at the time of the Asset Transfer Closing or where certain Transferred Assets are held or possessed by any service provider of Oramed or other Third Party on behalf of or for the benefit of Oramed, or to which Oramed has rights, the Company shall make a written request for such delivery and Oramed shall, on an on-going basis after the Asset Transfer Closing Date for a period not exceeding forty-eight (48) months following the Effective Date, use its best efforts to (i) identify and deliver the same to the Company as soon as reasonably practicable, and/or procure such relevant service provider or Third Party to deliver the same to the Company as soon as reasonably practicable, (ii) make available the same for collection upon request of the Company those Transferred Assets that are not delivered under (i) in a timely manner, and (iii) provide training sessions and reasonable assistance and cooperation to the employees of the Company via remote meeting or at the Company’s facilities in the U.S.

9.3	Oramed acknowledges and agrees that the Company may from time to time, in its conduct and furtherance of the JV Business and during the expected development, registration and commercialization processes for the Transferred Products and/or other products, require additional clarification, information, documentation and other materials from Oramed in respect of the Transferred Assets. Oramed shall, on an on-going basis for a period of forty-eight (48) months following the Effective Date, use its reasonable efforts to cooperate with and respond promptly to the Company’s reasonable written requests and provide or procure to be provided to the Company all such additional clarification, information, documentation, and other materials.

9.4	Oramed undertakes to forward and transfer to the Company as soon as practicable, any documents, information, communications, correspondence or payments which Oramed may receive after the Asset Transfer Closing Date in relation to the Transferred Assets and which should have properly been received by or addressed to the Company pursuant to the terms of this Agreement or the Joint Venture Agreement, and agrees that any payments so received by Oramed after the Asset Transfer Closing Date shall be held by it as agent of the Company.

9.5	Oramed undertakes to forward and transfer to the Company as soon as practicable but in any event within six (6) months of the Asset Transfer Closing Date, all copies of documents issued by relevant Governmental Authorities or other documentary evidence demonstrating the approval of the regulatory file transfers in accordance with Section 7.6 then in its possession or control.

9.6	On an asset-by-asset basis, prior to the date on which the application for registration of title transfer of any Business Registered IP to the Company is approved by the relevant Governmental Authority:

9.6.1	Oramed shall use its best efforts to maintain in force at the Company’s expense (or procure that there is maintained in force, including by renewing at the Company’s expense any Business Registered IP that may expire) each Business Registered IP, and shall not voluntarily amend, cancel, or surrender any Business Registered IP unless requested to do so in writing by the Company. Oramed shall promptly provide the Company with such information as the Company may reasonably request concerning the maintenance of the Business Registered IP until the application for registration of title transfer of the Business Registered IP is approved by the relevant Governmental Authority; and

9.6.2	To the extent the ownership of any Business Registered IP or any rights under any Business Registered IP is considered to remain with Oramed under Applicable Law in any jurisdiction notwithstanding the transfer, assignment and conveyance provided in Section 2, Oramed hereby grants to the Company an exclusive, royalty-free, perpetual, worldwide, irrevocable, freely transferrable and sublicensable license to use the Business Registered IP for any purpose. Such license shall come to effect from the Asset Transfer Closing Date until the date on which the recordal of transfer of ownership of the Business Registered IP to the Company is approved by the relevant Governmental Authority and duly registered and completed.

9.6.3	If the registration of title transfer of any Business Registered IP is eventually disapproved by the Governmental Authority or fails to be duly completed for any reason, (i) Oramed shall immediately register or file the exclusive license under Section 9.6.2 with the Governmental Authority to the extent required under the Applicable Law; and (ii) Oramed shall hold such Business Registered IP in trust for the benefit of and registered in its name as nominee for the Company and Oramed shall act as a trustee and shall not transfer, assign, or otherwise dispose of such Business Registered IP without the prior written consent of the Company.

9.7	If the Company reasonably believes there are additional contracts between Oramed and Third Parties that as of the Asset Transfer Closing are current and unperformed and are reasonably necessary to the conduct of the Transferred Business and the Company cannot enter into direct agreements with the parties thereto, the Company shall provide written notice to Oramed and Oramed shall use its best efforts to either assign its rights and interests under such contracts to the Company or to procure the entry of agreements between the Company and the parties thereto.

9.8	Oramed shall, on an on-going basis, after the Asset Transfer Closing, use its reasonable efforts to provide all necessary or desirable reasonable assistance to the Company in relation to the Company’s conduct and furtherance of the JV Business. Without limiting the generality of the foregoing, Oramed specifically agrees that it shall, upon the Company’s reasonable request, after the Asset Transfer Closing, use its reasonable commercial efforts to assist the Company in (i) obtaining services provided by Third Parties (including without limitation the suppliers and service providers that were engaged by Oramed in connection with the Transferred Business and/or other suppliers and service providers selected by the Company) in relation to the production, supply, research and development, clinical matters, regulatory matters or registration of any products, ingredients, excipients or other materials in the JV Business, or any other aspect of the JV Business; and (ii) procuring appropriate further license(s) from Entera to the Company under the Entera Patent and all derivatives, modifications, enhancements and improvements thereto outside of the Licensed Fields (as defined under the Entera Patent Transfer Agreement) if the Company considers the license-back referred to Section 7.8 to be inadequate for the conduct or furtherance of the JV Business.

9.9	To the extent any Transferred Assets has any Encumbrance on it on the Effective Date and/or the Asset Transfer Closing Date, without limiting Oramed’s other obligations hereunder, Oramed shall jointly and severally promptly seek, obtain, and record from its lenders or other Third Party the release of any Encumbrance that may exist on any of the Transferred Assets.

9.10	The Company shall have full control, at their expenses, over the preparation, filing, prosecution, maintenance, and enforcement of the Transferred Assets. Oramed shall not, and shall ensure that all of their respective Affiliates shall not, institute or actively participate as an adverse party in, or otherwise provide material support to, any challenge of any Business Registered IP, including without limitation, contest the validity or enforceability of such Business Registered IP, in whole or in part, in any court, arbitration proceeding or tribunal, including the United States Patent and Trademark Office and the United States International Trade Commission.

9.11	Prior to or subsequent to the Initial Closing, in the event that the Committee on Foreign Investment in the United States (“CFIUS”) requests or requires information and/or a filing under the DPA with respect to any of the transactions contemplated hereby, the Parties shall use reasonable best efforts to cooperate in providing such information or filings to CFIUS in order to address CFIUS’s requests or to obtain CFIUS clearance, as applicable.

10.	License Option. After the Asset Transfer Closing, in the event that either HTIT or Oramed is interested in engaging in an Indication (as defined below) to the extent the Company does not have an active plan to pursue by exploiting some or all of the Transferred Assets, HTIT or Oramed may provide the Company with a written notice of such interest. The Company may, based on its development and commercialization strategies and in its sole discretion, decide whether to grant HTIT or Oramed, as applicable, a license to the Transferred Assets as needed for the Indication, which may be subject to a running royalty and other terms and conditions to be discussed in good faith by the parties to the license arrangement. As used herein, “Indication” means the development and/or commercialization of a medical treatment.

11.	Specific Performance. The Parties agree that damages will not be an adequate remedy if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the Parties shall be entitled to an injunction or injunctions, in arbitration or in court to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including Oramed’s obligations under Section 4 and/or Section 7.5 of this Agreement), in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties hereby further waives, to the extent not prohibited by law, (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

12.	Miscellaneous. This Agreement together with its Schedules, Appendices, exhibits, and referenced documents and any Ancillary Documents constitute the entire agreement between the Parties regarding the subject matter hereof and supersedes any and all other agreements between the Parties regarding the subject matter hereof. In the event of any conflict or inconsistency between the terms of this Agreement and any referenced document and Ancillary Documents, the terms of this Agreement shall govern, unless expressly stated otherwise in any such ancillary agreement. Except as expressly set forth herein, this Agreement may not be modified or amended except in writing executed by all Parties. If any part of this Agreement shall be invalid or unenforceable, such part shall be interpreted to give the maximum force possible to such terms as possible under Applicable Law, and such invalidity or unenforceability shall not affect the validity or enforceability of any other part or provision of this Agreement. The terms of this Agreement are not intended to be enforceable by any Person who is not a party to this Agreement, provided that HTIT is hereby designated as a third party beneficiary under this Agreement and HTIT shall have the right to enforce the terms and conditions of this Agreement and determine whether any of the closing conditions are satisfied as if it were a direct party to this Agreement where it is expressly named (the “Third Party Beneficiary Status”). HTIT’s Third Party Beneficiary Status shall immediately expire upon failure by HTIT to pay the Initial Investment Amount (as defined in the Supplemental Agreement) to the Company by the Initial Closing Date in accordance with the Supplemental Agreement and may only be reinstated subject to the full payment of such Initial Investment Amount. Nothing in this Agreement shall be deemed to constitute a partnership among any of the Parties hereto. This Agreement is prepared in both English and Chinese, provided that the English version will govern in the event of any contradiction between the versions of such agreements.

13.	Governing Law; Dispute Resolution. This Agreement is governed by and shall be construed in accordance with the law of the State of New York without reference to principles of conflicts of law that would cause the application of the laws of any other jurisdiction. All disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination (“Dispute”), shall be submitted to the decision of both (i) an appointed director of the Company and (ii) an appointed director of Oramed (collectively, the “Designated Directors”) who shall make their best efforts to settle such matters amicably through good faith discussions. In the event that the Designated Directors fail to reach an agreement with respect to the Dispute within fifteen (15) days after the Dispute was submitted to them, the Dispute shall be submitted to the decision of both the chief executive officer of the Company and the chief executive officer of Oramed Pharma who shall make best efforts to settle such matters amicably through good faith discussions. In the event that the chief executive officer of the Company and the chief executive officer of Oramed Pharma fail to reach an agreement with respect to the Dispute within fifteen (15) days after the Dispute was submitted to them, the Dispute shall be referred to and finally resolved by arbitration administered by JAMS (https://www.jamsadr.com/) (“JAMS”) in accordance with the JAMS International Arbitration Rules for the time being in force (the “Rules”), which rules are deemed to be incorporated by reference in this Section 13, and as modified by the following provisions of this Section 13: (i) The law of this Section 13 shall be the laws of the State of New York; (ii) The seat of arbitration shall be New York City; (iii) The arbitral tribunal shall consist of one arbitrator, unless the Parties cannot reach agreement on the identity of such arbitrator within thirty (30) days of the matter being referred to arbitration, in which case the tribunal shall consist of three arbitrators who will be selected in accordance with the Rules; (iv) The language of the arbitration shall be English; (v) Judgment upon any award and/or order may be entered in any court having jurisdiction thereof; and (vi) When a Dispute occurs and is subject to arbitration under this Section 13, except for the matters subject to such Dispute, all Parties shall continue to exercise, perform and fulfil their respective rights, duties and obligations, as the case may be, under and in accordance with the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Asset Transfer Agreement as of the Effective Date.

Oramed NewCo, Inc.

Signature:	/s/ Nadav Kidron
Printed Name:	Nadav Kidron
Title:	Chairman

Oramed Pharma Inc.		Oramed Ltd.

Signature:	/s/ Nadav Kidron	Signature:	/s/ Nadav Kidron
Printed Name:	Nadav Kidron	Printed Name:	Nadav Kidron
Title:	CEO	Title:	CEO

Signature:	/s/ Joshua Hexter	Signature:	/s/ Joshua Hexter
Printed Name:	Joshua Hexter	Printed Name:	Joshua Hexter
Title:	COO	Title:	COO

Schedule 1

Transferred Patents

Schedule 2

Transferred Trademarks

Schedule 3

Transferred Know-How and Regulatory Information

Schedule 4

Business Contracts

Schedule 5

IP Transfer Plan